Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

Northern Technologies International Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is Northern Technologies International Corporation and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was October 12, 1977 under the name Northern Instruments Corporation.

SECOND: This Certificate of Amendment to Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

THIRD: The text of Article IX of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE IX.

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed this 20th day of January, 2023, in its name and on its behalf by its Chief Financial Officer and Corporate Secretary pursuant to Section 103 of the General Corporation Law of the State of Delaware.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

Matthew C. Wolsfeld
Chief Financial Officer and Corporate Secretary